Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ:GFED

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES

PRELIMINARY SECOND QUARTER 2021 FINANCIAL RESULTS AND A

35% INCREASE IN DILUTED EARNINGS PER SHARE

SPRINGFIELD, MO - JULY 22, 2021

CEO Comments

“The recent economic recovery solidified its footing in the second quarter as consumers and businesses alike appear willing to put COVID-induced restrictions behind them. Government supported stimulus programs continue to assist the overall economy while maintaining low interest rates. The current impact of these circumstances is increased liquidity to financial institutions and a continual repricing of assets at lower rates resulting in compressed net interest margins and strong mortgage activity that has lasted over a year. We have assisted our clients through many hurdles during the pandemic and I am continually reminded of the vital role a community bank like Guaranty plays in our markets to provide quality products, knowledgeable team members and to become a trusted partner for those that we serve.

For the second quarter of 2021, the Company experienced strong earnings improvement and loan growth over 2020, coupled with a significant reduction in non-performing assets and loan modifications. Net interest margin increased during the quarter as excess cash balances were utilized to fund new loan and investment activity. Additionally, higher cost time deposits continue to reprice lower as they mature and the full repayment during May of a 6.92% fixed rate trust preferred issuance will positively impact interest expense going forward. The low interest rate environment and strong housing market continues to keep our mortgage loan team closing loans at a record pace which contributed significant fee income to our quarterly results. We hope to carry our momentum throughout the remainder of this year and look forward to sharing updates on our progress in the coming quarters.”

- Shaun A. Burke, President and Chief Executive Officer

Highlights of Second Quarter 2021

●

Net income available to common shareholders for the quarter was $2.5 million as compared to $2.2 million in the first quarter of 2021 and $1.9 million earned during the second quarter of 2020. This resulted in diluted earnings per common share of $0.58 for the second quarter of 2021 compared to $0.51 for the first quarter of 2021 and $0.43 earned during the second quarter of 2020 (a 35% increase).

●

Total gross loans increased $53.4 million (7%) during the quarter. The Company experienced growth of $63.4 million primarily in the commercial/industrial and construction categories, offset by a $10 million net decline in balances forgiven under the SBA’s Paycheck Protection Program (PPP).

●	Non-performing asset balances declined $7.3 million (40%) to $11.2 million. This results in a percentage to total assets of 0.93% as of June 30, 2021.
●

As of June 30, 2021, there were no loans remaining under modification or deferment originated out of financial hardship from the COVID-19 pandemic. All 13 remaining loans for $19.4 million modified or deferred as of March 31, 2021, have now successfully resumed scheduled payments during the second quarter of 2021.

●	Income from mortgage production and SBA loan activity were $1.0 million and $474,000, respectively, compared to $883,000 and $0, respectively, during the second quarter of 2020.
●	On May 24, 2021, the Company fully redeemed $5.2 million of subordinated debentures bearing a fixed cost of 6.92%. This will reduce annual interest expense by approximately $357,000 going forward.
●

GFED common shares ended the second quarter 2021 with a closing price of $24.42, a 26% increase from the first quarter 2021 closing price of $19.35 and an 83% increase from its 52-week low price of $13.35 on August 5, 2020.

●	The Company declared its 29th consecutive quarterly dividend on June 25, 2021.

Select Quarterly Financial Data

Below are selected financial results for the Company’s second quarter of 2021, compared to the first quarter of 2021 and the second quarter of 2020.

	Quarter ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$2,516	$2,216	$1,883

Diluted income per common share	$0.58	$0.51	$0.43
Common shares outstanding	4,346,467	4,346,467	4,337,615
Average common shares outstanding , diluted	4,372,205	4,350,096	4,340,751

Annualized return on average assets	0.83%	0.75%	0.70%
Annualized return on average common equity	11.03%	9.94%	8.91%
Net interest margin	2.94%	2.84%	3.19%
Efficiency ratio	68.34%	70.86%	70.18%

Common equity to assets ratio	7.78%	7.27%	7.60%
Tangible common equity to tangible assets	7.53%	7.02%	7.30%
Book value per common share	$21.45	$20.55	$19.78
Tangible book value per common share	$20.71	$19.78	$18.92
Nonperforming assets to total assets	0.93%	1.51%	1.06%

The following were items impacting the second quarter 2021 operating results as compared to the same quarter in 2020 and the financial condition results compared to December 31, 2020:

Interest income – Total interest income increased $30,000 (less than 1%) during the quarter. The Company experienced a significant $128.3 million increase in the average balance of total interest-earning assets during the quarter, however that growth was primarily in lower yielding cash and investment securities. A sharp decline in key interest rates over the past year offset the strong volume and compressed yields on new and existing earning assets, negatively impacting the yield on the loan portfolio. The Company’s total earning asset yield declined to 3.59% during the quarter (a 0.45% decline). Included in interest income during the quarter was fee income from PPP loan activity of $393,000 compared to $197,000 during the same quarter of 2020.

Interest expense - Total interest expense decreased $308,000 (14%) during the quarter. The decrease is primarily driven by lower costs on nearly all interest-bearing deposits and borrowings in the current low-rate environment. The average balance of interest-bearing liabilities increased $29.2 million (4%), while the average cost of interest-bearing liabilities decreased 18 basis points to 0.85%. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding as necessary.

See the Analysis of Net Interest Income and Margin table below for more detailed information.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets decreased to $11.2 million (42%) as of June 30, 2021, compared to $19.2 million as of December 31, 2020.

Based on its reserve analysis and methodology, the Company recorded $300,000 in provision for loan loss expense during the quarter compared to $750,000 recorded during the prior year quarter. The expense amount was considered necessary primarily due to loan portfolio growth, offset by reductions in non-performing, delinquent and loans impacted by COVID-19. As of June 30, 2021, the allowance for loan losses of $10.5 million was 1.30% of gross loans outstanding (excluding mortgage loans held for sale), an increase from the 1.28% as of December 31, 2020.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through a prior acquisition were recorded at fair value; therefore, there was no allowance associated with the loans at acquisition. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount of approximately $460,000 as of June 30, 2021.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Company’s existing loan portfolio.

Non-interest Income – Non-interest income increased $503,000 (22%) during the quarter compared to the same quarter in 2020. This was due to an increase of income from the sale of SBA loans of $474,000 (100%), increased income from the sale of mortgage loans of $161,000 (18%) and increased service charge income of $127,000 (40%). Offsetting these items was a decline of $318,000 (83%) in fees generated from commercial loan swap products when compared to the same quarter of 2020.

Non-interest Expense – Non-interest expenses increased $384,000 (5%) during the quarter when compared to the same quarter in 2020. The main driver behind this increase relates to salaries and employee benefit expenses which increased $343,000 (8%) due to a few significant factors. First, executive leadership and managerial positions were hired in the commercial banking area beginning in April 2020. Second, due to the record mortgage production activity, wages, commissions and incentives have significantly increased over the prior year quarter for the mortgage banking area.

Capital – As of June 30, 2021, stockholders’ equity increased $4.2 million (5%) to $93.2 million from $89.0 million as of December 31, 2020. Net income for the six months ended exceeded dividends paid or declared by $3.4 million and was also positively impacted by the equity portion of the Company’s unrealized losses on available-for-sale securities and effects of interest rate swaps which increased equity by $629,000. On a per common share basis, tangible book value increased to $20.71 at June 30, 2021 as compared to $19.71 as of December 31, 2020.

From a regulatory capital standpoint, all capital ratios for the Company and Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision for income taxes
●	Gains on sales of investment securities
●	Commercial loan referral income
●	Provision for loan loss expense
●	Early termination fee of vendor contract

A reconciliation of the Company’s net income to its operating income for the three and six months ended June 30, 2021 and 2020 is set forth below.

	Quarter ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

	(Dollar amounts are in thousands)		(Dollar amounts are in thousands)

Net income	$2,516	$1,883	$4,732	$3,988

Add back:
Provision for income taxes	723	449	1,173	857
Income before income taxes	3,239	2,332	5,905	4,845

Add back/(subtract):
Net (gains) losses on investment securities	6	(135)	(66)	(163)
Commercial loan referral income	(63)	(381)	(63)	(936)
Provision for loan losses	300	750	700	1,250
Early termination of vendor contract	-	134	-	134
	243	368	571	285

Operating income	$3,482	$2,700	$6,476	$5,130

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass ATM network which provide its customers surcharge free access to over 37,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights

Operating Data:	Quarter ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Dollar amounts are in thousands, except per share data)

Total interest income	$10,189	$10,159	$20,166	$20,958
Total interest expense	1,828	2,136	3,899	5,223
Net interest income	8,361	8,023	16,267	15,735
Provision for loan losses	300	750	700	1,250
Net interest income after provision for loan losses	8,061	7,273	15,567	14,485
Noninterest income
Service charges	441	314	805	723
Gain on sale of loans held for sale	1,044	883	2,116	1,426
Gain on sale of Small Business Administration loans	474	-	898	-
Gain (loss) on sale of investments	(6)	135	66	163
Commercial loan referral income	63	381	63	936
Other income	800	600	1,483	1,164
	2,816	2,313	5,431	4,412
Noninterest expense
Salaries and employee benefits	4,482	4,139	8,848	8,089
Occupancy	1,143	1,165	2,272	2,316
Other expense	2,013	1,950	3,973	3,647
	7,638	7,254	15,093	14,052
Income before income taxes	3,239	2,332	5,905	4,845
Provision for income taxes	723	449	1,173	857
Net income	$2,516	$1,883	$4,732	$3,988
Net income per common share-basic	$0.58	$0.43	$1.09	$0.92
Net income per common share-diluted	$0.58	$0.43	$1.09	$0.92

Annualized return on average assets	0.83%	0.70%	0.79%	0.76%
Annualized return on average equity	11.03%	8.91%	10.49%	9.38%
Net interest margin	2.94%	3.19%	2.89%	3.22%
Efficiency ratio	68.34%	70.18%	69.56%	69.75%

Financial Condition Data:	As of
	June 30,	December 31,
	2021	2020
	(Dollar amounts are in thousands, except per share data)
Cash and cash equivalents	$117,627	$148,423
Available-for-sale securities	196,267	168,881
Loans, net of allowance for loan losses 6/30/2021 - $10,526; 12/31/2020 - $9,617	804,625	753,508
Intangibles	3,223	3,462
Premises and equipment, net	17,451	17,898
Lease right-of-use assets	8,339	8,470
Bank owned life insurance	31,563	25,295
Other assets	19,455	20,316
Total assets	$1,198,550	$1,146,253

Deposits	$993,673	$938,673
Advances from correspondent banks	66,000	66,000
Subordinated debentures	10,310	15,465
Subordinated notes	19,587	19,564
Lease liabilities	8,450	8,561
Other liabilities	7,305	9,022
Total liabilities	1,105,325	1,057,285
Stockholders' equity	93,225	88,968
Total liabilities and stockholders' equity	$1,198,550	$1,146,253
Common equity to assets ratio	7.78%	7.76%
Tangible common equity to tangible assets ratio (1)	7.53%	7.48%
Book value per common share	$21.45	$20.51
Tangible book value per common share (2)	$20.71	$19.71
Nonperforming assets	$11,191	$19,175

(1) Total Assets less Intangibles divided by Stockholders’ Equity

(2) Stockholders’ Equity less Intangibles divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin:
	Three months ended 6/30/2021			Three months ended 6/30/2020
	Average Balance	Interest	Yield /Cost	Average Balance	Interest	Yield /Cost
ASSETS
Interest-earning:
Loans	$782,728	$8,884	4.55%	$772,447	$9,094	4.74%
Investment securities	192,708	1,200	2.50%	136,145	923	2.73%
Other assets	163,950	105	0.26%	102,506	142	0.56%
Total interest-earning	1,139,386	10,189	3.59%	1,011,098	10,159	4.04%
Noninterest-earning	74,230			70,534
	$1,213,616			$1,081,632
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$55,902	17	0.12%	$45,737	17	0.15%
Transaction accounts	539,439	483	0.36%	508,861	544	0.43%
Certificates of deposit	166,306	591	1.43%	192,793	981	2.05%
FHLB advances	66,000	313	1.90%	58,264	284	1.96%
Other borrowed funds	541	2	1.48%	11,202	115	4.13%
Subordinated notes, net	19,579	263	5.39%	-	-	0.00%
Subordinated debentures issued to Capital Trusts	13,709	159	4.65%	15,465	195	5.07%
Total interest-bearing	861,476	1,828	0.85%	832,322	2,136	1.03%
Noninterest-bearing	260,698			164,259
Total liabilities	1,122,174			996,581
Stockholders’ equity	91,442			85,051
	$1,213,616			$1,081,632
Net earning balance	$277,910			$178,776
Earning yield less costing rate			2.74%			3.01%
Net interest income, and net yield spread on interest earning assets		$8,361	2.94%		$8,023	3.19%
Ratio of interest-earning assets to interest-bearing liabilities		132%			121%